Exhibit 99.1

Contacts:

Jim Curley	Cherie Stewart
Chief Financial Officer	Sr. Director, Corporate Communications
(510) 420-5000	(510) 596-3343

LeapFrog Reports 2nd Quarter 2004 Results; Net Sales Up 19%

Emeryville, Calif. – July 21, 2004 – LeapFrog Enterprises, Inc. (NYSE:LF), a leading developer of innovative technology-based educational products, today reported financial results for the second quarter ended June 30, 2004.

Net Sales

Net sales for the second quarter of 2004 were $80.8 million, compared with $68.0 million in the second quarter of 2003, up 19%.

Segment Results

Net sales from the U.S. Consumer segment were $47.7 million, up 4% from $45.8 million in the second quarter of 2003. Net sales from the International segment were $13.8 million, up 51% from $9.1 million in the second quarter of 2003. Net sales from the Education and Training segment were $19.3 million, up 47% from $13.1 million in the second quarter of 2003. The three segments represented 59%, 17% and 24%, respectively, of consolidated quarterly net sales for the second quarter of 2004, as compared with 67%, 14% and 19% of consolidated quarterly net sales in the second quarter of last year.

Gross Margin

Gross margin was 45.1% in the second quarter of 2004, compared with 52.7% in the second quarter of 2003. Gross margin declined largely due to lower gross profit margins in the U.S. Consumer segment, which saw a shift in the mix of products sold in the quarter from higher margin software to newer lower margin platforms. The company expects its gross margins to improve in the second half of the year as new software titles become increasingly available and software sales comprise a larger portion of the company’s total sales mix.

Net Loss

The company recorded a net loss for the second quarter of 2004 of $(7.4) million, or $(0.12) per share, compared with a net loss for the second quarter of 2003 of $(3.9) million, or $(0.07) per share.

“We are pleased with our progress in the second quarter and with about 80% of the sales year still ahead of us, we are prepared for the second half of 2004,” said Tom Kalinske, Chief Executive Officer. “We are excited about strategically expanding our product line within both our Consumer business and our

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LeapFrog Reports 2nd Quarter 2004 Results; Net Sales Up 19%

July 21, 2004

Education and Training business. Our progress in penetrating the U.S. school market is particularly encouraging and, in a mature business model, will support a more even, year-round selling cycle for us over the long term. On the Consumer side, while the U.S. retail environment remains challenging, we are pleased that our POS data indicates that sell through at retail is up over 20% to date, which should bode well for the busy fall and holiday selling season. We believe that the work we are doing in 2004 to build our brand, company, infrastructure and product line will position LeapFrog to become a universally-recognized global leader in the future.”

The company’s published guidance for the full 2004 year remains unchanged as follows:

Outlook for 2004

•	Net sales of $770 to $800 million

•	Gross profit margin of 48% to 49% of net sales

•	Operating expenses of 33% to 35% of net sales

•	Fully diluted share count of approximately 63 million

•	Diluted net income per share of $1.18 to $1.28

Conference Call

A conference call will be held today, Wednesday, July 21 at 5:00 p.m. Eastern time (2:00 p.m. Pacific time) to discuss these announcements and to provide further discussion of results for the quarter and outlook for 2004. A live web cast of the conference call will be offered on LeapFrog’s investor relations website at www.leapfroginvestor.com and on www.ccbn.com. A replay of the web cast will be available on these websites through September 30, 2004. To participate in the call, please dial (706) 634-0183.

About LeapFrog

LeapFrog Enterprises, Inc. is a leading designer, developer and marketer of innovative, technology-based learning products and related proprietary content, dedicated to making learning effective and engaging for all ages, at home and in schools, around the world. The company was founded in 1995 and is based in Emeryville, California. LeapFrog has developed a family of learning platforms that come to life with more than 100 interactive software titles, covering important subjects such as phonics, reading, math, music, geography, social studies, spelling, vocabulary and science. In addition, the company has created more than 35 stand-alone educational products for ages from six months to 16 years. LeapFrog’s award-winning U.S. consumer products are available at major retailers in more than 20 countries around the world. The LeapFrog SchoolHouse curriculum programs are currently in classrooms across the United States with over 200 interactive books and over 450 skill cards representing more than 6,000 pages of educational content. LeapFrog SchoolHouse products

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LeapFrog Reports 2nd Quarter 2004 Results; Net Sales Up 19%

July 21, 2004

have won numerous awards from the education industry, including the Golden Lamp Award and Distinguished Achievement Award from the Association of Educational Publishers, the Award of Excellence from Technology & Learning magazine and the Teacher’s Choice Award from Learning magazine.

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LEAPFROG and The LeapFrog Logo are trademarks of LeapFrog Enterprises, Inc.

Forward-Looking Statements

Cautionary Statement Under The Private Securities Litigation Reform Act Of 1995:

Except for the historical information contained herein, this news release contains forward-looking statements, including the financial guidance in the section entitled “Outlook for 2004” and other statements regarding the company’s anticipated gross margin improvements, product introductions and availability, expected sales to U.S. schools, future sales to retailers based on retailers’ sales to consumers, and anticipated infrastructure improvements. These forward-looking statements involve risks and uncertainties, including the mix of our products purchased by retailers and consumers, changes in budgets and product review cycles of schools and other educational programs, reseller’s changes in their own inventory and stocking models, the financial condition of retailers of the company’s products, the company’s ability to implement planned distribution and supply chain initiatives on time, the company’s ability to invent, develop, introduce and market products in a timely and cost-effective manner, the shelf space allocated to the company by its retail customers, the seasonality of the consumer electronics and toy business at retail, and the acceptance of the company’s products by consumers in the United States and internationally. These and other risks and uncertainties detailed from time to time in the company’s SEC filings, including its quarterly report on Form 10-Q filed on May 10, 2004, could cause the company’s actual results to differ materially from those discussed in this release. All forward-looking statements are based on information available to the company on the date hereof, and the company assumes no obligation to update such statements.

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LeapFrog Reports 2nd Quarter 2004 Results; Net Sales Up 19%

July 21, 2004

LEAPFROG ENTERPRISES, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands)

	June 30,		December 31, 2003
	2004	2003
	(Unaudited)		(Audited)
ASSETS

Current assets:
Cash and cash equivalents	$103,474	$105,256	$69,844
Short term investments	57,019	23,824	42,759
Restricted cash	8,918	—	—
Accounts receivable, net	65,328	55,174	281,792
Inventories, net	177,404	96,135	90,897
Prepaid expenses and other current assets	9,162	16,134	8,370
Deferred income taxes	21,696	11,270	11,735

Total current assets	443,001	307,793	505,397

Property and equipment, net	23,780	21,210	20,547
Investments in affiliates and related parties	—	200	—
Deferred income taxes	576	16,034	619
Intangible assets, net	30,476	25,670	25,048
Other assets	8,720	172	1,048

Total assets	$506,553	$371,079	$552,659

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$72,576	$36,727	$86,161
Accrued liabilities	27,338	20,795	44,634
Deferred revenue	228	1,520	1,417
Income taxes payable	—	—	4,729

Total current liabilities	100,142	59,042	136,941

Deferred rent and other long term liabilities	496	579	572
Deferred income taxes	31	2,787	—

Total stockholders’ equity	405,884	308,671	415,146

Total liabilities and stockholders’ equity	$506,553	$371,079	$552,659

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LeapFrog Reports 2nd Quarter 2004 Results; Net Sales Up 19%

July 21, 2004

LEAPFROG ENTERPRISES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
Net sales	$80,814	$68,030	$152,446	$144,763
Cost of sales	44,347	32,209	84,031	68,301

Gross profit	36,467	35,821	68,415	76,462

Operating expenses:
Selling, general and administrative	27,378	21,904	54,147	43,425
Research and development	13,469	13,272	27,415	27,676
Advertising	5,540	6,330	14,226	12,685
Depreciation and amortization	1,743	2,257	3,536	4,160

Total operating expenses	48,130	43,763	99,324	87,946

Loss from operations	(11,663)	(7,942)	(30,909)	(11,484)

Interest expense	(3)	(2)	(4)	(5)
Interest income	500	382	897	708
Other income	(70)	1,018	793	2,622

Loss before provision for income taxes	(11,236)	(6,544)	(29,223)	(8,159)

Benefit for income taxes	(3,829)	(2,618)	(9,993)	(3,264)

Net loss	$(7,407)	$(3,926)	$(19,230)	$(4,895)

Net loss per common share: basic and diluted	$(0.12)	$(0.07)	$(0.32)	$(0.09)

Shares used in calculating net loss per common share - basic and diluted	59,620	56,837	59,497	56,004

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LeapFrog Reports 2nd Quarter 2004 Results; Net Sales Up 19%

July 21, 2004

LEAPFROG ENTERPRISES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Six Months Ended June 30,
	2004	2003
Net loss	$(19,230)	$(4,895)

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	8,257	8,165
Loss on disposal of property and equipment	—	18
Provision for allowances for accounts receivable	18,032	5,184
Deferred income taxes	(9,887)	(6,986)
Deferred rent	(76)	29
Deferred revenue	(1,189)	(1,486)
Amortization of deferred compensation	920	1,101
Stock option compensation related to nonemployees	278	454
Tax benefit from exercise of stock options and other	4,109	24,445
Amortization of bond premium	106	83

Other changes in operating assets and liabilities:
Accounts receivable	198,432	109,312
Inventories	(86,507)	(11,675)
Prepaid expenses and other current assets	(792)	(12,069)
Notes receivable due from related parties	—	595
Other assets	(295)	112
Accounts payable	(13,585)	(22,116)
Accrued liabilities	(17,296)	(19,738)
Income taxes payable	(4,729)	(21,832)

Net cash provided by operating activities	76,548	48,701

Investing activities:
Purchases of property and equipment	(10,618)	(8,632)
Purchase of intangible assets	(6,300)	(3,000)
Purchases of investments	(66,982)	(25,532)
Sale of short term investments	36,321	4,125

Net cash used in investing activities	(47,579)	(33,039)

Financing activities:
Proceeds from the payment of notes receivable from stockholders	—	2,624
Proceeds from the exercise of stock options and employee stock purchase plan	4,778	16,170

Net cash provided by financing activities	4,778	18,794

Effect of exchange rate changes on cash	(117)	(27)

Increase in cash and cash equivalents	33,630	34,429
Cash and cash equivalents at beginning of year	69,844	70,827

Cash and cash equivalents at end of period	$103,474	$105,256

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